(n)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report, dated May 9, 2022, with respect to the statement of assets and liabilities of Fundrise Growth Tech Fund, LLC, as of April 15, 2022, and the related statements of operations for the period from June 7, 2021 (inception) through April 15, 2022, and the related notes, included herein, and to the references to our firm under the headings “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information on Form N-2.

/s/ KPMG LLP

McLean, Virginia
May 9, 2022